Exhibit 99.1
NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2022
FISCAL 2022 SECOND QUARTER AND FIRST HALF KEY FINANCIAL HIGHLIGHTS

•Revenues in the quarter were $2.72 billion, a 13% increase compared to $2.41 billion in the prior year and the highest quarterly revenue since separation. Revenues in the first half rose 15% year-over-year
•Net income in the quarter was $262 million, flat compared to $261 million in the prior year. Net income in the first half rose 72% year-over-year
•Total Segment EBITDA in the quarter was $586 million, an 18% increase compared to $497 million in the prior year. Total Segment EBITDA in the first half rose 30% year-over-year
•In the quarter, Reported EPS were $0.40 compared to $0.39 in the prior year – Adjusted EPS were $0.44 compared to $0.34 in the prior year. In the first half, Reported diluted EPS were $0.72 and Adjusted EPS were $0.67
•Digital Real Estate Services segment revenues grew 35% in the quarter, with continued traffic gains at Move, operator of realtor.com®, and strong listing volumes at REA Group
•Dow Jones again saw its highest quarterly profitability since its acquisition and highest revenue since fiscal 2011
•As of the end of December, Foxtel’s total streaming subscribers grew 66% compared to the prior year with BINGE and Kayo each reaching more than 1 million total subscribers
•News Media Segment EBITDA in the quarter grew 68% as the businesses continued to benefit from the rebound in the advertising market, new content licensing revenues and strong digital subscriber gains

NEW YORK, NY – February 3, 2022 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2021.

Commenting on the results, Chief Executive Robert Thomson said:

“For the first half of fiscal year 2022, News Corp’s profitability reached nearly $1 billion, up 30% year-over-year, with the second quarter delivering record revenues and the highest profit of any quarter since the company was formed in 2013.

Our businesses are thriving, particularly at the Digital Real Estate Services, Dow Jones and Book Publishing segments, and there was a pronounced surge in profitability at our News Media segment. Meanwhile, Foxtel’s streaming products flourished, with a 66 percent increase in total customers, and Kayo and BINGE both exceeding one million.

We are delighted with our planned acquisitions of the OPIS and Base Chemicals businesses, which we expect will close in the first half of calendar 2022 and bolster the highly profitable Dow Jones Professional Information Business.

The landmark agreements with Big Tech continued to benefit our journalism and our bottom line. In addition to the substantial deals with Google and Facebook, we expanded our multi-year global agreement with Apple, which is expected to be an important source of subscriptions and of advertising revenue for our news sites around the world.

Our increasing momentum has given us the ability to make opportunistic acquisitions and further our $1 billion share buyback program. News Corp is clearly going from strength to strength.”

SECOND QUARTER RESULTS

The Company reported fiscal 2022 second quarter total revenues of $2.72 billion, which was the highest quarterly revenue since separation and was also 13% higher compared to $2.41 billion in the prior year period. The increase reflects growth in all revenue lines, primarily in real estate and advertising, as well as recent acquisitions. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 8%.

Net income for the quarter was $262 million, flat compared to $261 million in the prior year, reflecting higher Total Segment EBITDA, as discussed below, offset by lower Other, net, higher tax expense and higher interest expense.

The Company reported second quarter Total Segment EBITDA of $586 million, which was also the highest since separation. Total Segment EBITDA grew 18% compared to $497 million in the prior year, primarily due to higher revenues, as discussed above, partially offset by higher costs across all operating segments, including the impact of recent acquisitions. Adjusted Total Segment EBITDA (as defined in Note 2) increased 16%.

Net income per share attributable to News Corporation stockholders was $0.40 as compared to $0.39 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.44 compared to $0.34 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2021	2020	% Change	2021	2020	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$456	$339	35%	$882	$629	40%
Subscription Video Services	498	511	(3)%	1,008	1,007	—%
Dow Jones	508	446	14%	952	832	14%
Book Publishing	617	544	13%	1,163	1,002	16%
News Media	638	573	11%	1,214	1,060	15%
Other	—	1	**	—	1	**
Total Revenues	$2,717	$2,414	13%	$5,219	$4,531	15%

Segment EBITDA:
Digital Real Estate Services	$178	$142	25%	$316	$261	21%
Subscription Video Services	86	124	(31)%	200	202	(1)%
Dow Jones	144	109	32%	239	181	32%
Book Publishing	107	104	3%	192	175	10%
News Media	111	66	68%	145	44	**
Other	(40)	(48)	17%	(96)	(98)	2%
Total Segment EBITDA	$586	$497	18%	$996	$765	30%
** - Not meaningful

Digital Real Estate Services

Revenues in the quarter increased $117 million, or 35%, compared to the prior year, driven by strong underlying performances at REA Group and Move, as well as the acquisition of Mortgage Choice and REA India (rebranded from Elara). Segment EBITDA in the quarter increased $36 million, or 25%, compared to the prior year, primarily due to the higher revenues. The growth was partially offset by the increase in expenses associated with the acquisitions of Mortgage Choice and REA India, higher employee costs at both Move and REA Group and higher marketing costs at Move. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 22% and 29%, respectively.

In the quarter, revenues at REA Group increased $103 million, or 56%, to $287 million, driven by higher financial services revenues, primarily due to the $41 million contribution from the acquisition of Mortgage Choice, and higher Australian residential revenues due to price increases, strong national listings, and favorable depth penetration and product mix. The growth was also due in part to the $10 million contribution from the acquisition of REA India. Australian national residential buy listing volumes in the quarter increased 22% compared to the prior year, with listings in Sydney up 39% and Melbourne up 25%.

Move’s revenues in the quarter increased $14 million, or 9%, to $169 million, primarily as a result of higher real estate revenues. Real estate revenues, which represented 86% of total Move revenues, increased $17 million, or 13%, due to growth in both the traditional lead generation product and the referral model. The improvement in the traditional lead generation product was driven by higher contribution from the Market VIP℠ product, as well as continued improvements in yield. The referral model benefited from record average home values and higher referral fees, partially offset by lower transaction volume. The referral model generated approximately 32% of total Move revenues in the quarter. Revenue growth was partially offset by a $4 million negative impact from the divestiture of Top Producer. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal second quarter grew 6% year-over-year to 85 million. Lead volume declined 9%, an improvement from the trends seen in the first quarter, but reflecting a continued tough comparison to the prior year.

Subscription Video Services

Revenues in the quarter decreased $13 million, or 3%, compared with the prior year. Higher revenues from Kayo and BINGE were more than offset by the impact from fewer residential broadcast subscribers and lower commercial subscription revenues primarily resulting from restrictions related to the global COVID-19 pandemic during the quarter. Foxtel Group streaming subscription revenues represented approximately 19% of total circulation and subscription revenues in the quarter. Adjusted Revenues decreased 3% compared to the prior year.

As of December 31, 2021, Foxtel’s total closing paid subscribers were over 3.9 million, a 19% increase compared to the prior year, primarily due to the growth in BINGE and Kayo subscribers, partially offset by lower residential broadcast subscribers. Approximately 1.8 million of the total closing paid subscribers were residential and commercial broadcast subscribers, and the remaining 2.1 million consisted largely of Kayo, BINGE and Foxtel Now subscribers. As of December 31, 2021, there were over 1 million Kayo subscribers (total and paying), compared to 648,000 subscribers (624,000 paying) in the prior year. BINGE had over 1 million subscribers (928,000 paying) as of December 31, 2021, compared to 468,000 (431,000 paying) in the prior year. As of December 31, 2021, there were 219,000 Foxtel Now subscribers (211,000 paying), compared to 265,000 subscribers (258,000 paying) in the prior year. Broadcast subscriber churn in the quarter improved to 13.0%, the lowest since the first quarter of fiscal 2019, from 17.5% in the prior year. Broadcast ARPU for the quarter increased 3% year-over-year to A$82 (US$60).

Segment EBITDA in the quarter decreased $38 million, or 31%, compared with the prior year. The decline was primarily driven by higher investment spending on technology and streaming products, as well as higher sports programming rights and production costs due to sporting events such as motorsports and cricket which did not occur during the prior year period. Adjusted Segment EBITDA decreased 31%.

Dow Jones

Revenues in the quarter increased $62 million, or 14%, compared to the prior year, primarily due to higher advertising revenues, growth in circulation and subscription revenues and an $18 million contribution from the acquisition of Investor’s Business Daily (“IBD”). Digital revenues at Dow Jones in the quarter represented 72% of total revenues compared to 70% in the prior year. Adjusted Revenues increased 10% compared to the prior year.

Circulation and subscription revenues increased $37 million, or 12%. Circulation revenue grew 13%, reflecting the acquisition of IBD and continued strong growth in digital-only subscriptions. Professional information business revenues grew 9%, primarily driven by 17% growth in Risk & Compliance products as well as modest improvements in the Newswires product. Digital circulation revenues accounted for 67% of circulation revenues for the quarter, compared to 63% in the prior year.

During the second quarter, total average subscriptions to Dow Jones’ consumer products reached over 4.7 million, a 17% increase compared to the prior year, and includes 126,000 IBD subscriptions, the majority being digital-only. Digital-only subscriptions to Dow Jones’ consumer products grew 23%. Total subscriptions to The Wall Street Journal grew 12% compared to the prior year, to over 3.6 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 19% to over 2.9 million average subscriptions in the quarter, and represented 81% of total Wall Street Journal subscriptions.

Advertising revenues increased $26 million, or 23%, primarily due to 29% growth in print advertising revenues, which recovered strongly from the COVID-19 related weakness in the prior year, and 18% growth in digital advertising revenues, driven by improvement across major categories, most notably in B2C and financial services, and benefiting from higher yield. Digital advertising accounted for 56% of total advertising revenues in the quarter, compared to 58% in the prior year, due to the recovery of print advertising.

Segment EBITDA for the quarter increased $35 million, or 32%, including a $4 million contribution from the acquisition of IBD, primarily due to higher revenues, as discussed above, partially offset by higher professional services fees. Adjusted Segment EBITDA increased 29%.

Book Publishing

Revenues in the quarter increased $73 million, or 13%, compared to the prior year, reflecting a $50 million contribution from the acquisition of Houghton Mifflin Harcourt’s Books and Media segment (“HMH”) and continued strong consumption trends, driven by higher frontlist sales in General books, including Twelve and a Half by Gary Vaynerchuk, The Pioneer Woman Cooks: Super Easy! by Ree Drummond and The Storyteller by Dave Grohl. The growth was also driven by the U.K. division and the Christian books category, partially offset by lower sales of Childrens books. Adjusted Revenues increased 4%. Digital sales increased 8% compared to the prior year, driven by growth in downloadable audiobooks. Digital sales represented 17% of Consumer revenues for the quarter.

Segment EBITDA for the quarter increased $3 million, or 3%, compared to the prior year, driven by a $10 million contribution from the HMH acquisition, partially offset by higher costs related to increased sales volumes and mix of titles, as well as the increase in manufacturing and freight costs exacerbated by supply chain pressures. Adjusted Segment EBITDA decreased 7%.

News Media

Revenues in the quarter increased $65 million, or 11%, as compared to the prior year, driven by the continued recovery of the advertising market from COVID-19 related market weakness in the prior year and higher circulation and subscription revenues. The results also reflect a $6 million, or 1%, positive impact from foreign currency fluctuations. Within the segment, revenues at News Corp Australia and News UK increased 14% and 7%, respectively. The New York Post and Wireless Group also saw higher revenues in the quarter. Adjusted Revenues for the segment increased 10% compared to the prior year.

Circulation and subscription revenues increased $23 million, or 9%, compared to the prior year, primarily due to higher content licensing revenues, digital subscriber growth, cover price increases and a $3 million, or 1%, positive impact from foreign currency fluctuations, partially offset by a decline in print volumes.

Advertising revenues increased $42 million, or 17%, compared to the prior year, driven by growth in digital advertising across the businesses due to improved yields and higher impressions, the recovery of print advertising at News UK (primarily at The Times and Sunday Times) and a $2 million, or 1%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA increased $45 million, or 68%, compared to the prior year, reflecting higher revenues, as discussed above. News Corp Australia and News UK contributed $35 million and $6 million, respectively, to the Segment EBITDA growth. The New York Post and Wireless Group were also positive contributors to the growth, which was partially offset by costs related to News UK’s TV project. Adjusted Segment EBITDA increased 65%.

Digital revenues represented 34% of News Media segment revenues in the quarter, compared to 31% in the prior year, and represented 32% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of December 31, 2021 were 909,000 (861,000 for news mastheads), compared to 779,000 (738,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of December 31, 2021 were 399,000, compared to 340,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached 163 million global monthly unique users in December 2021, compared to 130 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 160 million unique users in December 2021, compared to 141 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the six months ended December 31,
	2021	2020
	(in millions)
Net cash provided by operating activities	$430	$483
Less: Capital expenditures	(208)	(173)
	222	310
Less: REA Group free cash flow	(121)	(65)
Plus: Cash dividends received from REA Group	43	32
Free cash flow available to News Corporation	$144	$277

Net cash provided by operating activities of $430 million for the six months ended December 31, 2021 was $53 million lower than $483 million in the prior year, primarily due to higher working capital, driven by higher receivables from higher revenues, higher employee bonus and equity-based compensation payments, payments related to one-time legal settlement costs and $21 million in higher interest payments, partially offset by higher Total Segment EBITDA as noted above.

Free cash flow available to News Corporation in the six months ended December 31, 2021 was $144 million compared to $277 million in the prior year period. The decline was primarily due to lower cash provided by operating activities, as mentioned above, and higher capital expenditures, partially offset by higher dividends received from REA Group. Foxtel’s capital expenditures for the six months ended December 31, 2021 were $89 million, compared to $79 million in the prior year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 13, 2022 to stockholders of record as of March 16, 2022.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EST on February 3, 2022. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2021	2020	2021	2020
Revenues:
Circulation and subscription	$1,072	$1,030	$2,149	$2,032
Advertising	519	448	924	780
Consumer	594	523	1,118	964
Real estate	352	281	672	516
Other	180	132	356	239
Total Revenues	2,717	2,414	5,219	4,531
Operating expenses	(1,279)	(1,198)	(2,523)	(2,362)
Selling, general and administrative	(852)	(719)	(1,700)	(1,404)
Depreciation and amortization	(168)	(167)	(333)	(331)
Impairment and restructuring charges	(23)	(23)	(45)	(63)
Equity losses of affiliates	(6)	(3)	(6)	(4)
Interest expense, net	(21)	(12)	(43)	(20)
Other, net	(7)	54	130	71
Income before income tax expense	361	346	699	418
Income tax expense	(99)	(85)	(170)	(110)
Net income	262	261	529	308
Less: Net income attributable to noncontrolling interests	(27)	(30)	(98)	(43)
Net income attributable to News Corporation stockholders	$235	$231	$431	$265

Weighted average shares outstanding:
Basic	592	591	592	590
Diluted	595	593	595	592

Net income attributable to News Corporation stockholders per share:
Basic	$0.40	$0.39	$0.73	$0.45
Diluted	$0.40	$0.39	$0.72	$0.45

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of December 31, 2021	As of June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$2,184	$2,236
Receivables, net	1,665	1,498
Inventory, net	248	253
Other current assets	502	469
Total current assets	4,599	4,456

Non-current assets:
Investments	505	351
Property, plant and equipment, net	2,134	2,272
Operating lease right-of-use assets	963	1,035
Intangible assets, net	2,082	2,179
Goodwill	4,557	4,653
Deferred income tax assets	295	378
Other non-current assets	1,385	1,447
Total assets	$16,520	$16,771

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$351	$321
Accrued expenses	1,118	1,339
Deferred revenue	462	473
Current borrowings	302	28
Other current liabilities	1,000	1,073
Total current liabilities	3,233	3,234

Non-current liabilities:
Borrowings	1,968	2,285
Retirement benefit obligations	202	211
Deferred income tax liabilities	241	260
Operating lease liabilities	1,035	1,116
Other non-current liabilities	494	519
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,948	12,057
Accumulated deficit	(2,482)	(2,911)
Accumulated other comprehensive loss	(1,089)	(941)
Total News Corporation stockholders' equity	8,383	8,211
Noncontrolling interests	964	935
Total equity	9,347	9,146
Total liabilities and equity	$16,520	$16,771

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the six months ended December 31,
	2021	2020
Operating activities:
Net income	$529	$308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	333	331
Operating lease expense	64	64
Equity losses of affiliates	6	4
Cash distributions received from affiliates	7	7
Other, net	(130)	(71)
Deferred income taxes and taxes payable	79	21
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(222)	(172)
Inventories, net	6	27
Accounts payable and other liabilities	(242)	(36)
Net cash provided by operating activities	430	483
Investing activities:
Capital expenditures	(208)	(173)
Acquisitions, net of cash acquired	(21)	(90)
Investments in equity affiliates and other	(46)	(11)
Proceeds from property, plant and equipment and other asset dispositions	(2)	3
Other, net	28	(5)
Net cash used in investing activities	(249)	(276)
Financing activities:
Borrowings	495	146
Repayment of borrowings	(500)	(248)
Repurchase of shares	(43)	—
Dividends paid	(86)	(80)
Other, net	(64)	(37)
Net cash used in financing activities	(198)	(219)
Net change in cash and cash equivalents	(17)	(12)
Cash and cash equivalents, beginning of period	2,236	1,517
Exchange movement on opening cash balance	(35)	57
Cash and cash equivalents, end of period	$2,184	$1,562

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income to Total Segment EBITDA for the three and six months ended December 31, 2021 and 2020:

	For the three months ended December 31,
	2021	2020	Change	% Change
	(in millions)
Net income	$262	$261	$1	—%
Add:
Income tax expense	99	85	14	16%
Other, net	7	(54)	61	**
Interest expense, net	21	12	9	75%
Equity losses of affiliates	6	3	3	100%
Impairment and restructuring charges	23	23	—	—%
Depreciation and amortization	168	167	1	1%
Total Segment EBITDA	$586	$497	$89	18%
** - Not meaningful

	For the six months ended December 31,
	2021	2020	Change	% Change
	(in millions)
Net income	$529	$308	$221	72%
Add:
Income tax expense	170	110	60	55%
Other, net	(130)	(71)	(59)	(83)%
Interest expense, net	43	20	23	**
Equity losses of affiliates	6	4	2	50%
Impairment and restructuring charges	45	63	(18)	(29)%
Depreciation and amortization	333	331	2	1%
Total Segment EBITDA	$996	$765	$231	30%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2021 and 2020:

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2021	2020	Difference	2021	2020	Difference
	(in millions)			(in millions)
As reported	$2,717	$2,414	$303	$586	$497	$89
Impact of acquisitions	(124)	—	(124)	(5)	6	(11)
Impact of divestitures	—	(9)	9	3	—	3
Impact of foreign currency fluctuations	(6)	—	(6)	(1)	—	(1)
Net impact of U.K. Newspaper Matters	—	—	—	4	3	1
As adjusted	$2,587	$2,405	$182	$587	$506	$81

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2021	2020	Difference	2021	2020	Difference
	(in millions)			(in millions)
As reported	$5,219	$4,531	$688	$996	$765	$231
Impact of acquisitions	(247)	—	(247)	(12)	6	(18)
Impact of divestitures	(1)	(17)	16	5	—	5
Impact of foreign currency fluctuations	(63)	—	(63)	(12)	—	(12)
Net impact of U.K. Newspaper Matters	—	—	—	6	5	1
As adjusted	$4,908	$4,514	$394	$983	$776	$207

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the six months ended December 31, 2021 and 2020 are as follows:

	Fiscal Year 2022
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.74	$0.73
U.S. Dollar per British Pound Sterling	$1.38	$1.35

	Fiscal Year 2021
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.71	$0.73
U.S. Dollar per British Pound Sterling	$1.29	$1.32

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2021 and 2020 are as follows:

	For the three months ended December 31,
	2021	2020	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$403	$331	22%
Subscription Video Services	498	511	(3)%
Dow Jones	491	446	10%
Book Publishing	565	544	4%
News Media	630	573	10%
Other	—	—	—%
Adjusted Total Revenues	$2,587	$2,405	8%

Adjusted Segment EBITDA:
Digital Real Estate Services	$190	$147	29%
Subscription Video Services	86	124	(31)%
Dow Jones	141	109	29%
Book Publishing	97	104	(7)%
News Media	109	66	65%
Other	(36)	(44)	18%
Adjusted Total Segment EBITDA	$587	$506	16%
** - Not meaningful

	For the six months ended December 31,
	2021	2020	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$768	$613	25%
Subscription Video Services	992	1,007	(1)%
Dow Jones	913	832	10%
Book Publishing	1,054	1,002	5%
News Media	1,181	1,060	11%
Other	—	—	—%
Adjusted Total Revenues	$4,908	$4,514	9%

Adjusted Segment EBITDA:
Digital Real Estate Services	$332	$266	25%
Subscription Video Services	197	202	(2)%
Dow Jones	230	181	27%
Book Publishing	175	175	—%
News Media	139	44	**
Other	(90)	(92)	2%
Adjusted Total Segment EBITDA	$983	$776	27%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2021 and 2020:

	For the three months ended December 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$456	$(53)	$—	$—	$—	$403
Subscription Video Services	498	—	—	—	—	498
Dow Jones	508	(18)	—	1	—	491
Book Publishing	617	(51)	—	(1)	—	565
News Media	638	(2)	—	(6)	—	630
Other	—	—	—	—	—	—
Total Revenues	$2,717	$(124)	$—	$(6)	$—	$2,587

Segment EBITDA:
Digital Real Estate Services	$178	$9	$3	$—	$—	$190
Subscription Video Services	86	—	—	—	—	86
Dow Jones	144	(4)	—	1	—	141
Book Publishing	107	(10)	—	—	—	97
News Media	111	—	—	(2)	—	109
Other	(40)	—	—	—	4	(36)
Total Segment EBITDA	$586	$(5)	$3	$(1)	$4	$587

	For the three months ended December 31, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$339	$—	$(8)	$—	$—	$331
Subscription Video Services	511	—	—	—	—	511
Dow Jones	446	—	—	—	—	446
Book Publishing	544	—	—	—	—	544
News Media	573	—	—	—	—	573
Other	1	—	(1)	—	—	—
Total Revenues	$2,414	$—	$(9)	$—	$—	$2,405

Segment EBITDA:
Digital Real Estate Services	$142	$6	$(1)	$—	$—	$147
Subscription Video Services	124	—	—	—	—	124
Dow Jones	109	—	—	—	—	109
Book Publishing	104	—	—	—	—	104
News Media	66	—	—	—	—	66
Other	(48)	—	1	—	3	(44)
Total Segment EBITDA	$497	$6	$—	$—	$3	$506

	For the six months ended December 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$882	$(106)	$(1)	$(7)	$—	$768
Subscription Video Services	1,008	—	—	(16)	—	992
Dow Jones	952	(38)	—	(1)	—	913
Book Publishing	1,163	(101)	—	(8)	—	1,054
News Media	1,214	(2)	—	(31)	—	1,181
Other	—	—	—	—	—	—
Total Revenues	$5,219	$(247)	$(1)	$(63)	$—	$4,908

Segment EBITDA:
Digital Real Estate Services	$316	$14	$5	$(3)	$—	$332
Subscription Video Services	200	—	—	(3)	—	197
Dow Jones	239	(10)	—	1	—	230
Book Publishing	192	(16)	—	(1)	—	175
News Media	145	—	—	(6)	—	139
Other	(96)	—	—	—	6	(90)
Total Segment EBITDA	$996	$(12)	$5	$(12)	$6	$983

	For the six months ended December 31, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$629	$—	$(16)	$—	$—	$613
Subscription Video Services	1,007	—	—	—	—	1,007
Dow Jones	832	—	—	—	—	832
Book Publishing	1,002	—	—	—	—	1,002
News Media	1,060	—	—	—	—	1,060
Other	1	—	(1)	—	—	—
Total Revenues	$4,531	$—	$(17)	$—	$—	$4,514

Segment EBITDA:
Digital Real Estate Services	$261	$6	$(1)	$—	$—	$266
Subscription Video Services	202	—	—	—	—	202
Dow Jones	181	—	—	—	—	181
Book Publishing	175	—	—	—	—	175
News Media	44	—	—	—	—	44
Other	(98)	—	1	—	5	(92)
Total Segment EBITDA	$765	$6	$—	$—	$5	$776

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”), impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2021 and 2020:

	For the three months ended December 31, 2021		For the three months ended December 31, 2020
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$262		$261
Less: Net income attributable to noncontrolling interests	(27)		(30)
Net income attributable to News Corporation stockholders	$235	$0.40	$231	$0.39
U.K. Newspaper Matters	4	0.01	3	0.01
Impairment and restructuring charges	23	0.04	23	0.04
Equity losses of affiliates (a)	3	0.01	—	—
Other, net	7	0.01	(54)	(0.10)
Tax impact on items above	(10)	(0.02)	(2)	—
Impact of noncontrolling interest on items above	(2)	(0.01)	(1)	—
As adjusted	$260	$0.44	$200	$0.34
(a)During the three months ended December 31, 2021, the Company recognized a non-cash impairment charge related to an equity method investment.

	For the six months ended December 31, 2021		For the six months ended December 31, 2020
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$529		$308
Less: Net income attributable to noncontrolling interests	(98)		(43)
Net income attributable to News Corporation stockholders	$431	$0.72	$265	$0.45
U.K. Newspaper Matters	6	0.01	5	0.01
Impairment and restructuring charges	45	0.08	63	0.10
Equity losses of affiliates (a)	3	0.01	—	—
Other, net	(130)	(0.22)	(71)	(0.12)
Tax impact on items above	2	—	(12)	(0.02)
Impact of noncontrolling interest on items above	41	0.07	(2)	—
As adjusted	$398	$0.67	$248	$0.42
(a)During the six months ended December 31, 2021, the Company recognized a non-cash impairment charge related to an equity method investment.